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                                                                      EXHIBIT 11

                             BISCAYNE APPAREL, INC.
                       COMPUTATION OF PER SHARE EARNINGS
                         (Dollars in Thousands, Except
                               Per Share Amounts)
                                  (Unaudited)

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
                                                     THREE MONTHS ENDED                 NINE MONTHS ENDED
                                                        SEPTEMBER 30,                      SEPTEMBER 30,
                                                 -------------------------          -------------------------
                                                    1998           1997                1998           1997
                                                 ----------     ----------          ----------     ----------
Net income from continuing operations .......    $    2,385     $    3,772          $    1,611     $    2,459
Net loss from discontinued operations .......       (12,173)        (1,268)            (17,061)        (2,523)
                                                 ----------     ----------          ----------     ----------
Net earnings (loss) .........................    $   (9,788)    $    2,504          $  (15,450)    $      (64)
                                                 ==========     ==========          ==========     ==========

BASIC:
------

Weighted average common shares outstanding ..    10,797,666     10,770,213          10,797,666     10,761,288
                                                 ==========     ==========          ==========     ==========

Basic net earnings per share from
 continuing operations ......................    $     0.22     $     0.35          $     0.15     $     0.23
Basic net loss per share from
 discontinued operations ....................         (1.12)         (0.12)              (1.58)         (0.24)
                                                 ----------     ----------          ----------     ----------
Basic net earnings (loss) per share .........    $    (0.90)    $     0.23          $    (1.43)    $    (0.01)
                                                 ==========     ==========          ==========     ==========

DILUTED:
--------

Weighted average common shares outstanding ..    10,797,666     10,770,213          10,797,666     10,761,288

Potential dilution upon exercise of stock
 options and warrants .......................            --         23,426                  --             --
                                                 ----------     ----------          ----------     ----------
Shares used in computing net earnings (loss)
  per common share ..........................    10,797,666     10,793,639          10,797,666     10,761,288
                                                 ==========     ==========          ==========     ==========

Diluted net earnings per share from
 continuing operations ......................    $     0.22     $     0.35          $     0.15     $     0.23

Diluted net loss per share from
 discontinued operations ....................         (1.12)         (0.12)              (1.58)         (0.24)
                                                 ----------     ----------          ----------     ----------
Diluted net earnings (loss) per share .......    $    (0.90)    $     0.23          $    (1.43)    $    (0.01)
                                                 ==========     ==========          ==========     ==========
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